Exhibit 21.1

Subsidiaries of the Registrant

Name of the Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Thomas James Homes, LLC	Delaware
TJH SoCal, LLC	California
TJH NorCal, LLC	California
TJH Seattle, LLC	Delaware
TJH Denver, LLC	Delaware